EXHIBIT 99.1

For Immediate Release	Investor Contact: Wesley B. Wampler Director of Investor Relations Phone: 540-949-3447 wamplerwes@ntelos.com

Media Contact: Mike Minnis Public Relations Manager Phone: 540-946-7290 minnism@ntelos.com

NTELOS ANNOUNCES PROPOSED NEW BOARD OF DIRECTORS

Waynesboro, VA – July 22, 2003 – NTELOS Inc. today announced that it had completed a search for new members of its board of directors. Following approval and confirmation of the Company’s Joint Plan of Reorganization, the Company will reconstitute its board of directors, as called for in the Plan. The Company’s new board of directors will include Mr. Thomas E. Doster, Mr. Rudy F. Graf and Ms. Susan A. McLaughlin, in addition to current directors Messrs. A. William Hamill, John B. Mitchell, James S. Quarforth and John B. Williamson, III. Biographies of each are provided below.

James Quarforth, Chief Executive Officer of NTELOS, said, “We are pleased with the experience and diverse backgrounds of the persons who have agreed to serve on our new board of directors. Our new board will provide the depth and breadth required to support our primary business objectives and position the Company for long term success. We also thank all of our existing and prior board members for their years of dedication and service.”

Biographical information for each of the persons who have agreed to serve on the Company’s new board of directors is as follows:

Thomas E. Doster currently serves as a Director with Morgan Stanley & Co., Incorporated. Mr. Doster is also a director of IMPSAT Fiber Networks, Inc., Logix Communications and Viatel Holdings Bermuda.

Rudy J. Graf currently serves as a member of the board of directors of Citizens Communications Company. Mr. Graf served as Vice Chairman, President and Chief Operating Officer for Citizens Communications Company from 1999 through 2002. Prior to 1999, Mr. Graf served as President and Chief Operating Officer of Centennial Communications.

A. William Hamill has been a director of NTELOS since 2001. Mr. Hamill is President of H3 Companies LLC, an investments and advisory firm. Mr. Hamill was formerly Executive Vice President and Chief Financial Officer of United Dominion Realty Trust, Inc.

Susan A. McLaughlin previously served as Executive Vice President and Chief Operating Officer of AGL Resources, President and Chief Executive Officer of Atlanta Gas Light Company, Chief Executive Officer of Virginia Natural Gas and President of Consumer Services of BellSouth Corporation. Ms. McLaughlin also served as a director of Target Corporation and Delphi Corporation.

John B. Mitchell, Sr. has been a director of NTELOS since 1989. Mr. Mitchell is President and Chairman of the Board of Hammond-Mitchell, Inc., a construction contractor in Covington, Virginia.

James S. Quarforth has been a director of NTELOS since 1987. Mr. Quarforth has been Chief Executive Officer of NTELOS since May 1, 1999.

John B. Williamson, III has been a director of NTELOS since 2001. Mr. Williamson is President, Chief Executive Officer and a director of RGC Resources, Inc., Roanoke, Virginia.

The Company also announced that it filed a supplement of exhibits to its proposed Joint Plan of Reorganization, containing draft forms of the Purchase Agreement for the sale of $75 million aggregate principal amount of new 9% convertible notes, the Indenture governing the notes and certain other corporate documents, with the United States Bankruptcy Court for the Eastern District of Virginia.

NTELOS and certain of its subsidiaries voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code on March 4, 2003 in order to complete development and implementation of a comprehensive financial restructuring plan that would significantly reduce the Company’s debt.

The full text of the Disclosure Statement and the Joint Plan of Reorganization, each dated July 1, 2003, together with the supplement of exhibits to the Joint Plan of Reorganization, are available on the Company’s website at www.ntelos.com.

NTELOS Inc. is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Detailed information about NTELOS is available online at www.ntelos.com.

Cautionary Statement Regarding Forward-Looking Information

This press release and oral statements made from time to time by representatives of the Company may contain “forward-looking statements” concerning the Company’s future expectations, financial and operating projections, plans, strategies and the trading market for its securities, including the Company’s ability to finalize the terms of a plan of reorganization acceptable to the Company’s senior noteholders and bank group. Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those relating to (i) the impact of the bankruptcy filing on the company’s business, (ii) the interest of market makers and others in maintaining an active market for the Company’s securities, (iii) the Company’s ability to operate under debtor-in-possession financing, (iv) the Company’s ability to develop, prosecute, confirm and consummate a plan of reorganization, (v) the Company’s ability to maintain vendor, lessor and customer relationships while in bankruptcy, (vi) the additional expenses associated with bankruptcy as well as the possibility of unanticipated expenses, and (vii) market conditions and competition in the communications industry generally and those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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